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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

Papa John's International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting and Proxy Statement	March 26, 2009

To the Stockholders:

The Annual Meeting of Stockholders of Papa John's International, Inc. will be held on Thursday, April 30, 2009 at 11:00 a.m. local time at the Company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky, to:

  1.
  Elect the directors nominated by the Board of Directors and set forth in this Proxy Statement;

  2.
  Ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2009; and

  3.
  Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on March 6, 2009, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting. Following the formal items of business to be brought before the meeting, we will discuss our 2008 results and answer your questions. After the meeting, we hope you will join us for a slice of Papa John's pizza!

Thank you for your continued support of Papa John's. We look forward to seeing you on April 30.

By Order of the Board of Directors,

John H. Schnatter Founder Chairman and Interim Chief Executive Officer

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1)
Visit the Web site noted on your proxy card to vote via the Internet;

(2)
Use the toll-free telephone number on your proxy card to vote by telephone;

(3)
Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)
Attend the meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 30, 2009—this Proxy Statement and the Papa John's 2008 Annual Report are available at www.papajohns.com/investor.

PAPA JOHN'S INTERNATIONAL, INC.
P.O. Box 99900
Louisville, Kentucky 40269-0900

PROXY STATEMENT

The Board of Directors of Papa John's International, Inc. (the "Company") is soliciting proxies for use at the Annual Meeting of Stockholders to be held on April 30, 2009, and at any adjournment or postponement of the meeting. This Proxy Statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 26, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL
MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of three directors to the Board of Directors and ratification of the selection of the Company's independent auditors for 2009.

Who is entitled to vote at the Annual Meeting?

The Board has set March 6, 2009, as the record date ("Record Date") for the Annual Meeting. If you were a stockholder of record at the close of business on March 6, 2009, you are entitled to vote at the meeting. As of the Record Date, 27,914,867 shares of common stock, representing all of our voting stock, were issued and outstanding and eligible to vote at the meeting.

What are my voting rights?

Holders of the Company's common stock are entitled to one vote per share. There are no cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company's amended and restated bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

  •
  you are present and vote in person at the meeting; or

  •
  you have properly and timely submitted your proxy as described below under "How can I submit my proxy?"

Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What is the difference between a stockholder of record and a "street name" holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under "How can I submit my proxy?"

How can I submit my proxy?

You can designate a proxy to vote stock you own. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. Two Company officers, Christopher J. Sternberg and Clara M. Passafiume, have been designated as proxies for the Company's 2009 Annual Meeting of Stockholders.

If you are a stockholder of record, you can submit a proxy to be voted at the Annual Meeting in any of the following ways:

  •
  electronically, using the Internet;

  •
  over the telephone by calling a toll-free number; or

  •
  by completing, signing and mailing the enclosed proxy card.

The Internet and telephone voting procedures have been set up for your convenience. These procedures have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. When you vote by Internet or telephone, you reduce the Company's mailing and handling expenses. If you are a stockholder of record and would like to submit your proxy by Internet or telephone, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper proxy card, please return your signed proxy card promptly to ensure we receive it before the Annual Meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

How do I vote if I hold shares in the Papa John's International, Inc. 401(k) Plan?

If you hold shares of the Company's common stock in the Papa John's International, Inc. 401(k) Plan, please refer to the voting instructions from the plan's trustee. Your voting instructions must be received by the plan trustee at least three days prior to the Annual Meeting in order to count.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by Internet or telephone, vote once for each card or control number you receive.

Can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the Annual Meeting. Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described above so your vote will be counted if you later decide not to attend the Annual Meeting. If you submit your vote by proxy and later decide to vote in person at the Annual Meeting, the vote you submit at the Annual Meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the Annual Meeting only if you obtain and bring to the Annual Meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the Annual Meeting.

If you are a participant in the Company's 401(k) Plan, you may submit voting instructions as described above, but you may not vote your shares held in the Company's 401(k) Plan in person at the Annual Meeting.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

  •
  FOR all of the nominees for director; and

  •
  FOR the ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 27, 2009.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular item, your shares will be voted by the proxies as follows:

  •
  FOR all of the nominees for director; and

  •
  FOR the ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 27, 2009.

Your vote is important. The Company urges you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the Annual Meeting.

Can I change my vote after submitting my proxy?

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

  •
  by submitting a later-dated proxy by Internet or telephone before the deadline stated on the enclosed proxy card;

  •
  by submitting a later-dated proxy to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting;

  •
  by sending a written notice of revocation to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting; or

  •
  by voting in person at the Annual Meeting.

If you are a street name holder, you may change your vote only if you comply with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

If you are a participant in the Company's 401(k) Plan, you may change your vote only if you comply with the procedures contained in the voting instructions provided by the plan trustee.

What vote is required to approve each item of business included in the Notice of Annual Meeting?

A majority of votes cast at the meeting is required to elect directors. A majority of the votes cast means that the number of shares voted "FOR" a director must exceed the number of votes cast "AGAINST" that director (with abstentions and broker non-votes not counted as a vote cast with respect to that director) in order for the director to be elected. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to ratify the selection of our independent auditor. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. Broker non-votes will not be counted in the vote.

What is householding?

The Securities and Exchange Commission (SEC) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Brokers household our proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact the bank, broker or nominee directly or contact us at P. O. Box 99900, Louisville, Kentucky 40269-0900, Attention Corporate Secretary (502-261-7272). We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered.

Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the stockholders on or about March 26, 2009 concurrently with the mailing of the Company's 2008 Annual Report to Stockholders. We have also retained the firm of Georgeson, Inc. to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $6,000, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. The Company is soliciting proxies primarily by mail. In addition, the Company's directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. The Company's directors, officers and regular employees will receive no additional compensation for these services other than their regular compensation.

CORPORATE GOVERNANCE

Principles of corporate governance that guide the Company are set forth in the Company's Board of Director committee charters, the Company's Corporate Governance Guidelines and the Company's Code of Ethics and Business Conduct, which are available at www.papajohns.com by first clicking "Company Info," then "Investor Relations" and then "Corporate Governance." (The information on the Company's website is not part of this Proxy Statement and is not soliciting material.) The principles set forth in those governance documents were adopted by the Board to ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of the stockholders. The Board annually reviews and updates its corporate governance documents in response to evolving best practices and the results of annual Board and committee reviews.

In December 2007, our Board, upon recommendation of the Corporate Governance and Nominating Committee, adopted amendments to our amended and restated bylaws that provide for a majority voting standard for uncontested director elections and a mechanism for consideration of the resignation of an incumbent director who does not receive a majority of the votes cast in an uncontested election. Under the adopted majority voting standard, a majority of the votes cast means that the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will be a plurality of votes cast. In addition, if an incumbent director is nominated in an uncontested election, the director nominee is required, as a condition of the director's nomination, to submit an irrevocable letter of resignation to the Chairman of the Board. If an incumbent director nominee does not receive a majority of the votes cast, the Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision within 90 days from the date of certification of the election results. The director whose resignation is being considered will not participate in the recommendation of the Committee or the Board's decision.

Code of Ethics and Business Conduct

The Company's Code of Ethics and Business Conduct, which is the Company's code of ethics applicable to all directors, officers and employees worldwide, embodies the Company's global principles and practices relating to the ethical conduct of the Company's business and its longstanding commitment to honesty, fair dealing and full compliance with all laws affecting the Company's business.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company's Code of Ethics and Business Conduct relating, among other things, to:

  •
  violations of the federal securities laws,

  •
  fraud or weakness in the Company's accounting, audit or internal controls, financial statements and records, or

  •
  misconduct by any member of the Company's senior management.

Any employee, stockholder, or interested party may contact the Company's General Counsel, or submit a confidential, anonymous report by following procedures established by the Company, approved by the Corporate Governance and Nominating Committee of the Company's Board of Directors and communicated to team members from time to time. Any employee, stockholder or interested party may also learn about these procedures for reporting issues and concerns by visiting our website at www.papajohns.com, by first clicking "Company Info," then "Investor Relations" and then "Corporate Governance."

Director Independence

The Board of Directors has determined that the following six of the Company's eight current directors are "independent" as defined by applicable law and NASDAQ listing standards: Ms. Kirtley and Messrs. Cole, Guarascio, Smith, Street and Thompson. Each of our Audit, Compensation, and Corporate Governance and Nominating committees is composed only of independent directors, as identified below under the heading "Committees of the Board of Directors."

Based on such standards, Wade S. Oney is not independent because he is a Company franchisee as described under "Transactions with Related Persons" below. John H. Schnatter is not independent because he was an executive officer of the Company until May 10, 2007, when he changed his status to a non-employee, Founder Chairman, and on August 9, 2007, entered into contractual relationships with the Company as described in the Compensation Discussion and Analysis section; and since December 4, 2008, he has served as the Interim Chief Executive Officer of the Company. Procedures for assessing director independence are described in detail under the heading "Procedures for Identifying Possible Related Person Transactions."

On October 17, 2006, Ms. Olivia F. Kirtley, the Chair of the Audit Committee and a member of the Compensation Committee, was appointed to the board of directors of U.S. Bancorp. We have a banking relationship with U.S. Bancorp which predated Ms. Kirtley's appointment to the U.S. Bancorp board of directors, and the Board reviewed this relationship and determined that it does not impact Ms. Kirtley's independence.

On February 20, 2008, Mr. J. Jude Thompson was appointed to our Board of Directors and he serves on our Audit and Corporate Governance and Nominating Committees. From 2006 until April 2008, Mr. Thompson served as Senior Vice-President of Wellpoint, Inc. and President, Individual Business for Anthem Blue Cross and Blue Shield, a division of Wellpoint, Inc. We have a relationship with Wellpoint that predated Mr. Thompson's appointment to our Board, in which a division of Wellpoint provides administrative services to us related to our employee health plan. We also provide print and promotional services in the ordinary course of the business of our subsidiary Preferred Marketing Solutions, Inc. ("Preferred Marketing") to Wellpoint and certain of its divisions. The Board reviewed these relationships and determined that they do not impact Mr. Thompson's independence. In connection with the Chief Executive Officer transition process, on December 31, 2008, the Compensation Committee granted to Mr. Thompson a non-qualified stock option to purchase 30,543 shares of the Company's common stock under the 2008 Omnibus Incentive Plan, in consideration of limited assistance to be provided to the Company by Mr. Thompson as liaison to the Board during the transition period following the resignation of President and Chief Executive Officer Nigel Travis and the subsequent appointment of John H. Schnatter as Interim Chief Executive Officer. Mr. Thompson will act as liaison, in his capacity as a member of the Board, related to operational and business strategy issues involving the Company. The Compensation Committee and the Board have reviewed this relationship and determined that it does not impact Mr. Thompson's independence.

Mr. Alexander W. Smith, the Chair of the Compensation Committee, is the President and CEO and a member of the board of directors of Pier 1 Imports, Inc. We provide print services in the ordinary course of the business of Preferred Marketing to Pier 1. The Board reviewed this relationship and determined that it does not impact Mr. Smith's independence.

Nominations for Directors

Identifying Candidates

The Corporate Governance and Nominating Committee assists the Board in identifying qualified persons to serve as directors of the Company. The Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends all approved candidates to the Board for appointment or nomination to the Company's stockholders. The Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability, who can contribute to the Board's effectiveness in serving the interests of the Company's stockholders.

The Corporate Governance and Nominating Committee will consider candidates for election to the Board recommended by a stockholder in accordance with the Company's Certificate of Incorporation, and will do so in the same manner as the Committee evaluates any other properly recommended nominee. Any nomination by a stockholder of a person for election to the Board at an Annual Meeting of Stockholders, or a special meeting of stockholders called by the Board for the purpose of electing directors, must be received at the Company's principal offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting, and must comply with certain other requirements set forth in the Company's Certificate of Incorporation.

Nominations must be addressed to the Chairman of the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the Company's headquarters address listed below, and must be received on a timely basis in order to be considered for the next annual election of directors:

      Chairman of the Corporate Governance and Nominating Committee
      c/o Corporate Secretary
      Papa John's International, Inc.
      P.O. Box 99900
      Louisville, Kentucky 40269-0900

Director Qualifications

The Corporate Governance and Nominating Committee expects qualified candidates will have high personal and professional integrity and ability, and will be able to contribute to the Board's effectiveness in serving the interests of the Company's stockholders. The Committee also considers qualifications that include: business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company's interests. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve and maintain a diversity of occupational and personal backgrounds on the Board.

 ITEM 1, ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized to fix from time to time the number of directors within the range of three to fifteen members, and currently the Board size has been set at eight members. The Board of Directors acknowledges the service of John O. Hatab, who died in June, 2008, and F. William Barnett, who resigned as a director on March 5, 2009. Mr. Hatab had been a Director of the Corporation since 2006 and was a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Barnett had been a Director of the Corporation since 2003 and was a member of the Audit Committee. Nigel Travis, a named executive officer in this Proxy Statement, resigned as a Director and as President and Chief Executive Officer on December 4, 2008.

Upon the recommendation of the Corporate Governance and Nominating Committee, Ms. Kirtley and Messrs. Guarascio and Thompson have been nominated as directors in the class to serve a term expiring at the 2012 Annual Meeting and until their successors are elected or appointed. The remaining five directors will continue to serve in accordance with their previous election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

Set forth below is information concerning the nominees for election and each director whose term will continue after the 2009 Annual Meeting, and their ages as of the date of this Proxy Statement.

NOMINEES FOR ELECTION TO THE BOARD: TERM EXPIRING IN 2012

Name	Age	Company Position or Office	Director Since
Philip Guarascio	67	Director	2003
Olivia F. Kirtley	58	Director	2003
J. Jude Thompson	47	Director	2008

Philip Guarascio.    Since 2000, Mr. Guarascio has been Chairman and Chief Executive Officer of PG Ventures LLC, a marketing consulting firm, and from 2000 to 2006, he served in a senior advisory capacity with the National Football League. Mr. Guarascio retired in 2000 as Vice President, Advertising and Corporate Marketing, of General Motors. He is a director of Arbitron, Inc.

Olivia F. Kirtley.    Ms. Kirtley, a Certified Public Accountant, is a business consultant on strategic and corporate governance issues. She has served in this capacity during the past six years. From 1991 to 2000, Ms. Kirtley held the positions of Vice President and Chief Financial Officer of Vermont American Corporation, an international manufacturer and marketer of power tool accessories. She served as Chairman of the American Institute of Certified Public Accountants from 1998 to 1999. Ms. Kirtley also serves as a director of U.S. Bancorp and ResCare, Inc.

J. Jude Thompson.    Mr. Thompson is the co-owner of Assurance Investment Partners, a national insurance brokerage agency. From 2006 to 2008, he served as senior vice president of WellPoint, Inc. and president, Individual Business of Anthem Blue Cross and

Blue Shield, a division of WellPoint. From 2005 to 2006, Mr. Thompson was president, WellPoint/Anthem Blue Cross and Blue Shield of Kentucky and Individual Under 65, and previously, he served five years as Vice President and General Manager of Anthem's Individual and Kentucky Group.

DIRECTORS CONTINUING IN OFFICE

Name	Age	Company Position or Office	Director Since
Term Expiring in 2010
Norborne P. Cole, Jr.	67	Director	2003
William M. Street	70	Director	2003
Term Expiring in 2011
Wade S. Oney	47	Director	1999
John H. Schnatter	47	Founder Chairman and Interim Chief Executive Officer	1990
Alexander W. Smith	56	Director	2007

Norborne P. Cole, Jr.    Mr. Cole currently serves as Vice Chairman of the Board for Silver Eagle Distributors, L.P. of Houston, Texas, which distributes Anheuser-Busch and other products. He also serves as a director of Randgold Resources Limited, Isle of Jersey, U.K. Mr. Cole retired in 1998 after a 32-year career with the Coca-Cola Company and its bottlers, most recently serving as Managing Director and Chief Executive Officer of Coca-Cola Amatil in Sydney, Australia, and previously as President and Chief Executive Officer of Coca-Cola Bottling S.A. in Paris, France.

William M. Street.    Mr. Street retired in 2003 from Brown-Forman Corporation, a diversified producer of high-quality wines and spirits, having served as its President from 2002 to 2003, its Vice Chairman from 1987 to 2002 and as President and Chief Executive Officer of its division, Brown-Forman Beverages Worldwide, from 1994 through 2003. He remains a director of Brown-Forman Corporation.

Wade S. Oney.    Mr. Oney has been a franchisee of the Company since 1993. From 1995 to 1999, he served as Chief Operating Officer of the Company. From 2000 to 2005, Mr. Oney served as a part-time executive business advisor for the Company, providing advice to the executive leadership team on strategic Company initiatives. From 1992 to 1995, Mr. Oney served as the Company's Regional Vice President of Southeast Operations. From 1981 to 1992, Mr. Oney held various positions with Domino's Pizza, Inc.

John H. Schnatter.    Mr. Schnatter created the Papa John's concept in 1984 and opened the first company restaurant in 1985. He served as Chairman of the Board and Chief Executive Officer from 1990 until April 2005, and as President from 1985 to 1990 and from 2001 until April 2005. From April 2005 until May 2007, he served as Executive Chairman of the Company, an executive officer position. In May 2007, Mr. Schnatter assumed non-executive officer status with the Company, continuing to chair the Board as Founder Chairman, and he was appointed Interim Chief Executive Officer on December 4, 2008, following the resignation of Nigel Travis as President and Chief Executive Officer.

Alexander W. Smith.    Since February 2007, Mr. Smith has served as a board member and President and Chief Executive Officer of Pier 1 Imports, Inc. Prior to Pier 1 Imports, he

spent twelve years with the TJX Companies, Inc., an off-price retailer of apparel and home fashions in the U.S. under brands such as T.J. Maxx and Marshalls, and internationally with brand names such as T.K. Maxx in the UK.

Family Relationships

Charles W. Schnatter, an executive officer and formerly a director of the Company, is the brother of John H. Schnatter. There are no other family relationships among the Company's directors, executive officers and other key personnel.

Lead Independent Director

The Board of Directors has appointed Norborne P. Cole, Jr. to serve as the lead independent director of the Board. The lead independent director has the duty and responsibility, as approved by the Board's Corporate Governance and Nominating Committee, to perform the following functions:

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  preside at meetings of the Board in the absence of or when requested to do so by the Founder Chairman;

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  serve as ex officio member of all standing Board Committees;

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  serve formally as liaison between the non-management Board members, the Founder Chairman and the Chief Executive Officer;

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  establish the dates, agendas and schedules for each Board meeting, in consultation with the Founder Chairman and the Chief Executive Officer;

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  monitor information sent to the Board for quality, quantity and timeliness and discuss this information with the Founder Chairman and Chief Executive Officer;

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  as needed, call sessions of the independent directors and work with the other independent directors to establish the agenda for those sessions; and

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  as deemed appropriate by the Board, make himself available for consultation with and direct communication from stockholders.

Meetings of the Board of Directors

The Board held ten meetings in 2008. Each incumbent director attended at least 75% of the meetings of the Board and the Board committees on which he or she served during the period of service in 2008.

Meetings of the Non-Employee and Independent Directors

At both the Board and committee levels, the Company's non-employee directors meet in regular executive sessions in which members of management do not participate. These sessions typically occur in conjunction with each regularly scheduled Board or committee meeting. The Company's independent directors meet in executive session at least annually and typically meet following each scheduled Board meeting. The lead independent director acts as the Chairman of these executive sessions.

Annual Meetings of Stockholders

The Company strongly encourages each of its directors to attend each Annual Meeting of the Company's stockholders whenever attendance does not unreasonably conflict with the director's other business and personal commitments. All of the Company's directors attended the 2008 Annual Meeting of Stockholders, with Mr. Hatab participating via telephone conference.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In accordance with NASDAQ listing standards, all of the committees are comprised solely of independent directors. Charters for each committee are available on the Company's website at www.papajohns.com by first clicking on "Company Info," then "Investor Relations" and then "Corporate Governance." The charter of each committee is also available in print to any stockholder who requests it.

Audit Committee

Members:	Olivia F. Kirtley, Chairman William M. Street* J. Jude Thompson**

*
Mr. Street was appointed to the Audit Committee on March 10, 2009, following the resignation of F. William Barnett from the Board of Directors on March 5, 2009.

**
Mr. Thompson was appointed to the Audit Committee on May 8, 2008.

The Audit Committee's purpose is to assist the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee is responsible for the appointment, compensation and retention of the independent auditor, and oversees the performance of the internal auditing function and the Company's compliance program with respect to legal and regulatory requirements and risk management. The Audit Committee meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in this Proxy Statement. The responsibilities of the Audit Committee are more fully described in the Committee's Charter. The Audit Committee met eight times during 2008.

As previously noted, each member of the Audit Committee is independent as determined by the Company's Board of Directors, based upon applicable laws and regulations and NASDAQ listing standards. In addition, the Board has determined that Ms. Kirtley is an "audit committee financial expert" as defined by SEC rules.

Compensation Committee

Members:	Alexander W. Smith, Chairman* Norborne P. Cole, Jr. Olivia F. Kirtley

*
F. William Barnett was Chairman of the Compensation Committee until May 8, 2008.

The Compensation Committee oversees the Company's compensation programs and is responsible for overseeing and making recommendations to the Board of Directors regarding the Company's overall compensation strategies. Specifically, the Compensation Committee reviews and approves annually the compensation of the Company's executive officers, including the named executive officers identified in the section of this Proxy Statement entitled "Compensation Discussion and Analysis." The Committee has the authority to administer our equity plans. The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards. In addition, the Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to non-employee directors, for reviewing and approving the establishment of broad-based incentive compensation, equity-based, and retirement or other material employee benefit plans.

The Committee has the authority to retain compensation consultants, outside counsel and other advisers. During 2008, the Committee engaged Mercer Human Resource Consulting to advise it and to prepare market studies of the competitiveness of components of the Company's compensation program for its senior executive officers, including the named executive officers, and independent directors. See "Compensation Discussion and Analysis" for a further description of the Compensation Committee's use of Mercer during 2008, as well as the role of our executive officers in determining or recommending the amount or form of compensation paid to our named executive officers during 2008, and the Committee's process in setting compensation.

The responsibilities of the Compensation Committee are more fully described in the Committee's Charter. The Compensation Committee met nine times during 2008.

Corporate Governance and Nominating Committee

Members:	William M. Street, Chairman Philip Guarascio J. Jude Thompson*

*
Mr. Thompson was appointed to the Corporate Governance and Nominating Committee on August 14, 2008.

The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals for service as directors of the Company and as Board committee members. In addition, the Committee develops and monitors the process for evaluating Board effectiveness and oversees the development and administration of the Company's corporate governance policies. The Corporate Governance and Nominating Committee recommended the nominations of three directors for election to the Board at the 2009 Annual Meeting.

As provided in its charter, the Corporate Governance and Nominating Committee leads the search for qualified candidates to serve as new directors, evaluates incumbent directors before recommending renomination, and recommends all such approved candidates to the Board for appointment or nomination to the Company's stockholders. The Corporate Governance and Nominating Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board's effectiveness in serving the interests of the Company's stockholders. The Corporate Governance and Nominating Committee oversees the

Company's compliance program with respect to the Company's Code of Ethics and Business Conduct and also reviews and approves matters pertaining to possible conflicts of interest and related person transactions. See the discussion under "Approval of Related Person Transactions" below.

The responsibilities of the Corporate Governance and Nominating Committee are more fully described in the Committee's Charter. The Committee met four times during 2008.

Communications with the Board

Stockholders of the Company may communicate with the Board in writing addressed to:

    Board of Directors
    c/o Corporate Secretary
    Papa John's International, Inc.
    P.O. Box 99900
    Louisville, Kentucky 40269-0900

The Secretary will review each stockholder communication. The Secretary will forward to the entire Board (or to members of a Board committee, if the communication relates to a subject matter clearly within that committee's area of responsibility) each communication that (a) relates to the Company's business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 6, 2009 (except as noted otherwise), with respect to the beneficial ownership of common stock by (i) each of the named executive officers identified in the Summary Compensation Table in this Proxy Statement, (ii) each director or nominee for director of the Company, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Common Stock Outstanding
John H. Schnatter P.O. Box 991339 Louisville, Kentucky 40269	5,974,070	(3)	21.2%
Norborne P. Cole, Jr.	38,289	(4)	*
J. David Flanery	111,352	(5)	*
Philip Guarascio	34,789		*
Lou H. Jones	500	(6)	*
Olivia F. Kirtley	56,289	(7)	*
Julie L. Larner	76,647		*
Wade S. Oney	32,651		*
Alexander W. Smith	9,000		*
William M. Street	54,123		*
J. Jude Thompson	32,543		*
Nigel Travis	54,868	(8)	*
William M. Van Epps	74,229	(9)	*
All directors and executive officers as a group	6,824,553	(10)	23.9%
(14 persons, including those named above other than Mr. Travis and Ms. Jones)

*
Represents less than one percent of class.

Other 5% Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock Outstanding
FMR LLC (11) 82 Devonshire Street Boston, Massachusetts 02109	3,576,660	12.8%
Barclays Global Investors, NA and affiliates (12) 400 Howard Street San Francisco, California 94105	1,697,286	6.1%

(1)
Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within

  60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their shares and such shares are not subject to any pledge.

(2)
Includes the following shares subject to options exercisable within 60 days after March 6, 2009, and unvested performance-based restricted stock and time-based restricted stock over which the named persons have sole voting power.

Name	Options exercisable within 60 days	Restricted Stock	Name	Options exercisable within 60 days	Restricted Stock
John H. Schnatter	210,542	0	Wade S. Oney	25,459	0
Norborne P. Cole, Jr	28,289	0	Alexander W. Smith	0	0
J. David Flanery	94,850	11,252	William M. Street	11,289	0
Philip Guarascio	28,289	0	J. Jude Thompson	30,543	0
Lou H. Jones	0	0	Nigel Travis	0	0
Olivia F. Kirtley	28,289	0	William M. Van Epps	61,720	10,580
Julie L. Larner	59,927	6,720

(3)
Includes 1,268,052 shares held in a family limited partnership and 95,000 shares held in a 501(c)(3) charitable foundation of which Mr. Schnatter has both voting and investment power.

(4)
Includes 10,000 shares in a margin account.

(5)
Mr. Flanery also holds units deemed invested in 9,421 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(6)
Ms. Jones also holds units deemed invested in 193 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(7)
Ms. Kirtley also holds units deemed invested in 16,846 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(8)
Mr. Travis also holds units deemed invested in 5,493 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(9)
Includes 929 shares held in a 401(k) plan. Mr. Van Epps also holds units deemed invested in 2,301 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(10)
Includes 677,601 shares subject to options exercisable within 60 days and 28,552 shares of unvested restricted stock held by all executive officers.

(11)
All information regarding FMR LLC and its affiliates is based on an amendment to Schedule 13G filed with the SEC on February 17, 2009, by FMR LLC and Edward C. Johnson 3d. As of December 31, 2008, FMR LLC and Edward C. Johnson 3d each had sole dispositive power over all of the shares indicated, and sole power to vote 396,500 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment adviser, was the beneficial owner of 3,114,700 of the shares indicated, 2,987,000 of which were attributable to Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, and 461,960 of which were beneficially owned by Pyramis Global Advisors Trust Company, 53 State Street, Boston, MA 02109.

(12)
All information regarding Barclays Global Investors, NA and affiliates is based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. Barclays Global Investors, NA has sole voting power with respect to 681,015 shares of common stock and has sole dispositive power with respect to 785,933 shares. Barclays Global Fund Advisors has sole voting power with respect to 651,960 shares of common stock and sole dispositive power with respect to 896,752 shares. Barclays Global Investors, LTD has sole voting power with respect to 765 shares of common stock and sole dispositive power with respect to 14,601 shares. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is set forth in the table above. The address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-8402, Japan. The address of Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J2S1. The address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

 SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock, to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all common stock transactions in 2008.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

2008 Compensation Philosophy and Objectives

Our compensation programs are designed to promote a "culture of ownership" among our executives by aligning their interests with those of our stockholders. As evidenced by the 2008 compensation paid to our named executive officers (NEOs) discussed in more detail below, we believe this is best accomplished by:

  •
  structuring "total direct compensation packages" (defined below) with an appropriate portion that is assured and an appropriate portion that is at risk based upon corporate, business unit and individual performance, with the result that each NEO had a total direct compensation package with an emphasis on performance-driven compensation, subject to forfeiture if performance goals are not achieved;

  •
  within our performance-driven compensation, we continue to focus on short-term and long-term operational and financial goals, which for 2008 was designed to deliver an average performance pay mix of approximately 48% in base pay compensation, 25% in short-term compensation and 27% in long-term compensation, for all NEOs other than Mr. Schnatter and Mr. Travis;

  •
  paying a substantial portion of total direct compensation to our executive officers in the form of stock-based awards; and

  •
  requiring that our executives achieve and maintain a designated level of ownership in the Company's stock.

Our executive compensation program consists of the following components: (1) base salary, to provide a guaranteed base of cash compensation, (2) short-term cash incentives, which may be realized to the extent that organizational and personal performance targets are met, and (3) long-term compensation, consisting of equity-based incentives (a combination of time-based and performance-based), to encourage executives to focus on the long-term success and enhanced wealth of the Company and its stockholders, viewed in total as "total direct compensation." In general, the Company desires to provide its NEOs with total direct compensation packages in the range of the median level for a select peer group (see the "Annual Compensation Peer Group Reviews" below), after adjusting for several other factors as discussed below. The Company believes that it has been successful in fulfilling this objective overall, but that each component above, taken individually, is not necessarily in line with the market, as established by the peer group review. We believe that our base salaries are somewhat overweighted relative to our peers, our targeted short-term incentives are aligned with the market, while long-term compensation is underweighted. During 2008, the Company has continued to take steps towards achieving a balance in the compensation mix reflective of market competitive components.

Based on the Company's 2008 performance, as described in Management's Discussion and Analysis of Financial Condition and Results of Operations included within our Form 10-K, filed with the SEC on February 24, 2009, we believe that the total direct compensation for each of our NEOs appropriately reflected our 2008 operating results.

Changes in Executive Management

On December 4, 2008, our Board of Directors appointed John Schnatter, Papa John's Founder and Chairman, as Interim Chief Executive Officer, following the resignation of Nigel Travis as President and Chief Executive Officer of the Company effective December 4, 2008. Our Board has commenced a search process for a Chief Executive Officer. Mr. Travis, whose employment with the Company terminated effective December 31, 2008, is considered a "Named Executive Officer" unless otherwise noted. Lou H. Jones, who resigned from the Company effective December 31, 2008, and William M. Van Epps, who resigned as President, USA on March 10, 2009, as further discussed in the Summary Compensation Table and notes thereto, are also Named Executive Officers in this Proxy Statement.

2009 Compensation Arrangement with Mr. Schnatter

Mr. Schnatter is the Company's founder and our largest stockholder based on beneficial ownership of the Company's common stock during 2008. Mr. Schnatter agreed to assume the role of Interim Chief Executive Officer of the Company after the departure of Nigel Travis in December 2008. The Compensation Committee and Mr. Schnatter agreed when he assumed the responsibilities of Interim Chief Executive Officer that it would be appropriate for compensation for his service as Interim Chief Executive Officer to be in the form of stock options and cash bonus, with no base salary for his services to the Company as Interim Chief Executive Officer during 2008 or 2009. On December 31, 2008, the Compensation Committee approved the terms of Mr. Schnatter's compensation for his service as Interim Chief Executive Officer, and on that date he received a non-qualified stock option to purchase 52,103 shares of the Company's common stock with an exercise price equal to the closing price of the stock on that date. Mr. Schnatter will also be eligible to earn a short-term incentive bonus in 2009 under terms mirroring the Company's 2009 management incentive program, with a target award of $429,000 based on an assumed annual base salary level of $660,000 (pro-rated for the portion of the year Mr. Schnatter serves in the Interim Chief Executive Officer capacity), and the achievement of company and individual performance expectations. Although Mr. Schnatter will not receive a base salary in cash, the Compensation Committee may consider additional option grants or other compensation to Mr. Schnatter if he is still serving in the Interim Chief Executive Officer role six months after assuming those duties.

As our Founder Chairman, Mr. Schnatter receives compensation under the August 9, 2007 Agreement for Services as Chairman (the "Chairman Agreement"), Agreement for Services as Founder (the "Founder Agreement") and Exclusive License Agreement (the "License Agreement"). These agreements define Mr. Schnatter's continuing roles in the Company, including chairing the Company's Board of Directors, attending major corporate events, making visits to domestic and international franchises, participating in monthly quality meetings with management, participating in meetings with investors, and acting as advertising and brand spokesperson for the Company. Under the Chairman and Founder Agreements, we agreed to make annual grants of stock options to Mr. Schnatter with a minimum value of $600,000 ($300,000 under each agreement), or such greater amount as may be determined by the Compensation Committee. The Chairman Agreement will remain in effect so long as Mr. Schnatter is a director of the Company and remains Chairman as elected by our Board of Directors. The Founder Agreement will remain in effect until terminated by either party on thirty days' notice. Under the License Agreement,

Mr. Schnatter granted the Company an exclusive right to use his identity in the Company's current and future operation, and franchising, of pizza delivery and carry-out businesses and restaurants, including sales of related goods and services under the Papa John's brand, in the United States and internationally. This license grant allows the Company to use Mr. Schnatter's image, voice, photographs and film footage in connection with the Company's marketing and promotion of the Papa John's brand, both in the United States and internationally. We agreed that in exchange for the exclusive license grant, we will grant options in accordance with the provisions of the Founder Agreement for a period of 15 years following the execution of the License Agreement (whether or not the Founder Agreement is terminated), subject to termination provisions contained in the License Agreement. Mr. Schnatter's option grant as Interim Chief Executive Officer described above does not limit the Company's obligations under the Chairman and Founder Agreements. The Board of Directors intends to make the annual grant of stock options under the Chairman and Founder Agreements in May 2009.

Since Mr. Schnatter did not receive any cash compensation as an executive officer of the Company in 2008 due to his arrangements with the Company as Interim Chief Executive Officer, the discussion of NEO compensation in this Compensation Discussion and Analysis is not applicable to Mr. Schnatter. Therefore, unless the context otherwise provides, references to NEOs and "named executive officers" in this Compensation Discussion and Analysis exclude Mr. Schnatter. However, as our Interim Chief Executive Officer, he is a "named executive officer" elsewhere in this Proxy Statement, including the Summary Compensation Table.

Annual Compensation Peer Group Reviews

In 2008, the Compensation Committee expanded its annual practice of reviewing our total direct compensation against an industry peer group to two separate studies. The Committee reviews this information to obtain an understanding of the compensation practices of our competitors and to ensure that our executive compensation expenses, in total and by component, are competitive and do not become too low or too high versus a comparable group of companies to Papa John's. When comparable job matches are not available, our positions are compared to jobs of equivalent ranking, as was the case in 2008 for William Van Epps, then President, USA, and Julie Larner, our SVP & President, PJ Food Service. In 2008, for our regular annual peer group review, base salary, total cash (base salary plus bonuses and short-term incentive compensation), long-term incentive values and total compensation were reviewed against the following peer group:

Bob Evans Farms, Inc.	Cracker Barrel Old Country Store, Inc.	Panera Bread Company
Brinker International, Inc.	Darden Restaurants, Inc.	P.F. Chang's China Bistro, Inc.
California Pizza Kitchen, Inc.	DineEquity, Inc.	Ruby Tuesday, Inc.
The Cheesecake Factory Incorporated	Jack In The Box Inc.	Sonic Corp.
CKE Restaurants, Inc.	O'Charley's, Inc.	The Steak N Shake Company

The Compensation Committee selected this peer group, based on data provided by Mercer Human Resource Consulting (Mercer), because it believed that the Company shares many distinguishing characteristics with these companies, including a common industry, similar market capitalization, or certain other financial criteria and year-over-year consistency in the peer group.

The peer group data includes, on an individual basis, tally sheets, which include base salary, short-term cash, long-term equity, and total compensation historical and market comparison data. While the Compensation Committee generally targets the median of the peer group for each NEO, the Compensation Committee determines each NEO's compensation and its components based on its subjective review and assessment of several different factors, including the individual's performance, scope of responsibilities, depth and breadth of overall leadership experience, regional variations in compensation and cost of living, and the importance of the position to achieving our strategies. In addition, the components of each NEO's package are compared to executives from both the external peers listed above and other members of our executive team for relational equity.

In addition, at the request of Mr. Schnatter, a second similar peer group study was completed by Mercer in December 2008 which included restaurant companies but restricted revenues to a band between $400 million and $1.6 billion. This peer group included:

California Pizza Kitchen, Inc.	DineEquity, Inc.	P.F. Chang's China Bistro, Inc.
CEC Entertainment, Inc.	Domino's Pizza, Inc.	Red Robin Gourmet Burgers, Inc.
The Cheesecake Factory Incorporated	Krispy Kreme Doughnuts, Inc.	Ruby Tuesday, Inc.
Chipotle Mexican Grill, Inc.	Landry's Restaurants, Inc.	Sonic Corp.
CKE Restaurants, Inc.	O'Charley's, Inc.	The Steak N Shake Company
Denny's Corporation	Panera Bread Company	Texas Roadhouse, Inc.

This study was limited to the NEOs from the peer companies and the results were consistent with the results generated from the annual study using the peer group with the broader revenue range.

Elements of Compensation

As discussed above, our focus is on total direct compensation, including a portion that is assured and a portion that is at risk, comprised of the following mix of elements:

  •
  Base salary, to provide a guaranteed base of cash compensation;

  •
  Short-term cash incentives, which is at-risk cash compensation, to focus attention to the key business drivers for the year; and

  •
  Long-term equity-based compensation, to reinforce a longer-range "culture of ownership," consistent with our overall compensation philosophy.

In general, we believe that executive benefit programs (or "perquisites") do not reflect a strong tie to Company performance and are not valued by executives at a level to justify the Company's investment in such programs. Other than limited access to private aircraft provided for Mr. Travis for domestic travel and an additional payment to Mr. Van Epps for the purchase of additional disability insurance, which was negotiated in his now-expired employment agreement, we had no executive benefit programs in 2008.

Base Salary

Annual base salary increases, typically considered at the beginning of each year, are not assured. The analysis for adjustments to base salary compensation takes into account all of the factors described under "Annual Compensation Peer Group Review" above.

As discussed above, Mr. Schnatter is serving as our Interim Chief Executive Officer without a base salary. In 2008, Mr. Travis' salary remained unchanged from his 2007 level. The Compensation Committee deemed that this amount was appropriate since his prior year's salary was estimated to be 13% over the peer group median and was driven by contract negotiated upon his initial hire. The other NEOs, except Mr. Schnatter, received an average salary increase of 3.36%, slightly below the average adjustment for our corporate headquarters workforce of 4.2% (including promotions). Given the difficult economic environment, the Compensation Committee determined in early 2009 that the Company's executive officers would not receive base salary increases in 2009.

Short-Term Cash Incentive Compensation

In 2008, our short-term incentive program consisted of our Management Incentive Plan (MIP), which provides annual cash payouts to the NEOs upon achievement of pre-determined performance goals. In 2008, similar to recent years, the performance metrics of the MIP included:

  •
  consolidated corporate operating income excluding the impact of consolidation of the franchisee-owned BIBP Commodities, Inc. cheese purchasing entity (BIBP),

  •
  domestic system-wide comparable sales (average same-store, year-over-year sales), an industry standard used to measure company growth, and

  •
  domestic system-wide comparable transactions, an internal metric used as an indicator of market share growth when considered in conjunction with industry statistics.

For 2008 an additional performance metric was included:

  •
  target food, labor, and mileage (FLM) for both domestic, Company-owned and franchised restaurants, due to alignment with the interests of our franchisees and focus on store-level fundamentals.

BIBP is a special-purpose entity formed at the direction of our Franchise Advisory Council, for the sole purpose of reducing cheese price volatility to domestic system-wide restaurants. We exclude the impact of BIBP in calculating the MIP because BIBP is an independent, franchisee-owned corporation which purchases cheese at the market price and sells it to our distribution subsidiary. The impact on future operating income from the consolidation of BIBP is expected to continue to be significant for any given reporting period due to the volatility of the cheese market.

Performance targets for each performance metric were set equal to the Company's targets contained in the annual budget and operating plan. These metrics could not yield an award that exceeded a 200% award pool with this limit being reached with only aspirational achievement levels. In determining each NEO's target incentive award for 2008, the Compensation Committee considered the market medians of the peer group analysis outlined above. In 2008, the incentive awards (expressed as a percentage of base salary) for each NEO were as follows:

Named Executive Officer	Title	Short-Term Target Incentive Award (% of Base Salary)
J. David Flanery	Senior Vice President, Chief Financial Officer and Treasurer	50%
William M. Van Epps	Former President, USA	75%
Julie L. Larner	Senior Vice President and President, PJ Food Service, Inc.	50%
Nigel Travis	Former President and Chief Executive Officer	100%
Lou H. Jones	Former Senior Vice President and General Counsel	50%

We derive targets for all components of the performance-based compensation program (operating income, comparable sales, comparable transactions, and FLM) from the Board-approved budget and operating plan. Each performance metric target reflects the expected operational outcomes based on the successful execution of the operating plan and the achievement of related Board-approved goals. By tying the targets to the Board-approved budget and operating plan, we believe that the plan payments appropriately reflect our operating results in a given year. As an example, over the last five years, the MIP paid the following awards (expressed as percentages of the target award pool):

Plan Year	MIP Award as % of Target
2008	38.07%
2007	32.00%
2006	72.66%
2005	120.65	%(1)
2004	5.80%

(1)
For 2005, actual performance metrics yielded a 100.14% award to which the Compensation Committee added $521,000 based upon the Company's financial and operational performance, achievement of key strategic initiatives and a completed transition of the Chief Executive Officer role.

Each NEO's annual incentive award is based on two components. The first component, comprising 80% of the annual award, is determined and payable solely by formula based on the Company's achievement of the pre-established performance targets discussed above. The remaining 20% of the budgeted bonus pool is discretionary and subject to award by the Compensation Committee. The discretionary component is determined independently of the fixed performance component, and is based on the Committee's performance review assessment of the CEO, and, for each NEO other than the CEO, the CEO's performance review assessment of each NEO, and his or her performance relative to other members of the executive team. For 2008, the performance review assessment for each NEO, other than the CEO, was performed by our Interim Chief Executive Officer and the Compensation Committee. This results in an allocation process that is cost-neutral to the Company because the size of the award pool has been already determined but provides flexibility in tailoring grants to individuals according to their achievements against individual objectives and annual corporate goals.

Actual 2008 results funded an award pool equal to 38.07% of the target award pool. This amount resulted from shortfalls against the Company's plan on three of the four metrics for 2008 listed above. We agreed to pay to Mr. Travis, pursuant to the terms of an Agreement and Release with him effective December 31, 2008, the amount he would have received had he been employed on the date our MIP awards were paid, resulting in a payment to Mr. Travis of $239,335.

Long-Term Incentive Compensation

In 2008, our long-term incentive awards consisted of three components: stock options, performance-vested restricted shares, and time-vested restricted shares (described below). As we discussed in our 2006 Compensation Discussion and Analysis, a different component, performance units, was used from 2005 to 2006 but was discontinued in 2007 due to the resulting accounting volatility in the long-term incentive expense on our quarterly financial statements during the three-year term of the plan and the complexity it brought to the long-term incentive program.

The determination of annual grant value levels is a function of a number of factors considered by the Compensation Committee, including market competitiveness, level of position within the organization, significance of the individual to the Company's strategy and success, and the level of "total direct compensation" deemed to be appropriate for the NEO. Once determined, the estimated value of the long term incentive for each NEO was distributed according to the below table (excluding Mr. Travis who was under an employment contract dictating the terms of his long term incentive package).

Long-term Incentive Vehicle	Distribution
Stock Options	50.0%
Performance-Based Restricted Shares	25.0%
Time-Based Restricted Shares	25.0%

On December 31, 2008, the Compensation Committee granted a one-time special stock option grant to all vice presidents and above, other than Mr. Schnatter. The primary purpose of this grant was to ensure the retention of executive managers through the CEO transition process.

Stock Options.    We award stock options because they are inherently performance-based, meaning that their value only increases if the market price of our common stock increases. In addition, stock options provide long-term compensation to our NEOs in the form of additional equity, thus further building a culture of ownership among our executives. Finally, stock options can be a strong executive retention tool.

Beginning with stock option grants in 2005, we have required our NEOs to hold any after-tax gain in the form of shares of our common stock realized upon exercise of stock options for additional periods of time. We established the holding periods both to encourage equity ownership as well as to separate the decision to exercise an option from the realization of profit through the exercise. Stock options granted to our executives in

2008 have a three-month holding period requirement. See the discussion below on "Stock Ownership/Retention Guidelines" for our policy on stock ownership.

The Compensation Committee has a goal of moving towards a different balance of cash and long-term incentives over time. This includes considering methods for providing greater long-term incentive values while controlling base salary increases. In 2008, the Compensation Committee approved Mr. Travis' recommendation to grant values equal to the values granted in 2007 which, for all NEOs except Mr. Travis, were identified as underweighted for the industry peer group. As mentioned above, the December 31, 2008 special stock option grant, made upon the recommendation of Mr. Schnatter, began to address this underweighting.

Performance-Vested Restricted Shares.    In 2008, we granted performance-based restricted shares to our NEOs. These performance-vested restricted shares are intended to focus participants on our long-range objectives, while at the same time serving as a retention mechanism. The shares awarded in 2008 have a three-year performance period, with vesting based upon the Company's achievement of compounded annual growth rate (CAGR) of consolidated corporate operating income from continuing operations (excluding the impact of the consolidation of variable interest entities, most significantly BIBP) over the period 2008 through 2010, as follows:

Operating Income CAGR (as defined above)	Award as % of Target
8% or more	100%
6.67%	50%
3.33%	33%
Below 3.33%	No Award

Note: Performance results between these defined levels result in payouts calculated using straight-line interpolation.

Consolidated corporate operating income from continuing operations was selected as we believe it is a key measure of our long-term growth. This measure is also a cornerstone of the Company's strategic plan.

Time-Vested Restricted Shares.    In 2008, we granted time-based restricted shares to our NEOs except for Mr. Travis, who received the long-term compensation described below. These time-vested restricted shares are also intended to focus participants on our long-range objectives, while at the same time serving as a retention mechanism. The inclusion of time-vested restricted shares was designed to more closely reflect the market weighting of long-term incentive vehicles determined through benchmarking, as well as move to strengthen the retention benefits of our long-term incentive package. The shares awarded in 2008 have a three-year cliff vesting schedule.

Performance Units.    Performance Units were an additional component of the long-term incentive plan, as discussed above, for 2005 and 2006, but were discontinued in 2007. The 2006 performance unit grant completed its three-year cycle on December 31, 2008. Our performance units paid out in cash at the end of the performance period, with the amount of payout determined based on the Company's total shareholder return against a peer group of companies. For the performance unit awards granted in 2006, the performance/award relationship was as follows:

Relative TSR	Percent of Target Paid
<40th percentile	0%
40th percentile	50%
50th percentile	100%
>75th percentile	200%

The companies in the peer group for purposes of the performance unit payout calculation were selected by the Compensation Committee's determination of the Company's competitors for capital investment from investors seeking returns from companies in the quick service restaurant industry. The peer group for purposes of our 2006 performance unit grants included all publicly-held restaurant companies listed on The NASDAQ Stock Market and NYSE at the time of grant. At fiscal year end, this included:

BJ's Restaurants, Inc.	Jack in the Box Inc.
Bob Evans Farms, Inc.	Krispy Kreme Doughnuts, Inc.
Brinker International, Inc.	Landry's Restaurants, Inc.
Buffalo Wild Wings, Inc.	McDonald's Corporation
California Pizza Kitchen, Inc.	O'Charley's, Inc.
CEC Entertainment, Inc.	Panera Bread Company
The Cheesecake Factory Incorporated	P.F. Chang's China Bistro, Inc.
CKE Restaurants, Inc.	Red Robin Gourmet Burgers, Inc.
Cracker Barrel Old Country Store, Inc.	Ruby Tuesday, Inc.
Darden Restaurants, Inc.	Sonic Corp.
DineEquity, Inc.	The Steak N Shake Company
Domino's Pizza, Inc.	Yum! Brands, Inc.
Famous Dave's of America, Inc.
Note: Peers that ceased to exist as independent entities at the close of the performance period were eliminated from the final analysis.

At the conclusion of the 2006 performance period, our total shareholder return (TSR) was -41.86%, which was in the 54th percentile of peer group performance, resulting in a cash award payout of 115.36%.

Named Executive Officer	2006-2008 Performance Unit Award
J. David Flanery	$ 49,412
William M. Van Epps	$ 67,157
Julie L. Larner	$ 33,579
Nigel Travis	$394,347

Mr. Travis' award was paid pursuant to the terms of his December 31, 2008 Agreement and Release. Ms. Jones was not employed on the 2006 grant date of these awards, and accordingly received no payment under this plan. Mr. Schnatter, who began serving as Interim Chief Executive Officer on December 4, 2008, received no award under this plan.

Long-Term Incentive Compensation of Mr. Travis.    We entered into a five-year employment agreement with Mr. Travis on January 31, 2005, which set forth his long-term incentive awards. The agreement provided for an annual grant of options to purchase 170,000 shares, an additional annual grant of up to 40,000 stock options, representing two times the number of shares of our common stock purchased or owned by Mr. Travis and designated under the Company's executive incentive compensation program, and an annual award of 20,000 performance units.

The Company and Mr. Travis agreed to amend his employment agreement on May 9, 2007 to align his long-term incentive compensation with the changes made to the components and terms of the Company's long-term incentive plan for other executives, as previously described. Under the employment agreement, as amended, Mr. Travis no longer received annual performance unit grants, but participated in the performance-driven restricted stock plan with annual grants of 20,000 shares. Also, it was agreed that future stock option grants would require a three-month holding period (reduced from one-year in the original agreement) and would include a three-year graded vesting schedule (formerly a two-year cliff vest). Under the Agreement and Release with Mr. Travis, effective December 31, 2008, we agreed to pay Mr. Travis the amount described above under the discussion of the 2006-2008 Performance Unit Award, the payment equivalent to his MIP award, and $20,000 to cover certain legal and accounting expenses associated with the negotiated Agreement and Release. Mr. Travis' outstanding restricted stock and unvested stock options were forfeited.

Equity Grant Practices

In December 2006, our Compensation Committee adopted a policy for making the annual executive equity grant at the Compensation Committee meeting coinciding with our annual meeting of stockholders. Under this policy, the date of the grant is the date of Compensation Committee approval of the award. This policy was implemented to provide greater definition and controls for the annual equity grant process. The exercise price of each stock option awarded is the closing price of our common stock on The NASDAQ Stock Market on the date of grant.

Stock Ownership/Retention Guidelines

Stock ownership by our NEOs is a key component of our compensation objectives and fosters our culture of ownership. We believe that executive ownership of our stock demonstrates to our investors that our executives have a significant stake in the Company and its future. The current ownership multiples were selected by the Compensation Committee and were based on a report prepared by Hewitt Associates for the Compensation Committee in 2005 that identified the following levels based on the prevailing practice within the peer group reviewed by the Committee:

Level	Ownership Guideline as a Multiple of Base Salary
Chief Executive Officer	5.0×
President, USA; President, International	1.5×
Key Staff and Business Unit Executives	1.5×
Other Key Positions	1.0×

Specifically applied to the NEOs, the ownership guidelines are:

NEO	Title	Guideline (x)	Guideline ($)
J. David Flanery	Senior Vice President, Chief Financial Officer and Treasurer	1.5x	$622,500
William M. Van Epps	Former President, USA	1.5x	$795,000
Julie L. Larner	Senior Vice President and President, PJ Food Service, Inc.	1.5x	$592,500
Nigel Travis	Former President and Chief Executive Officer	5.0x	$3,929,200
Lou H. Jones	Former Senior Vice President and General Counsel	1.5x	$495,000

The NEOs have five years from becoming subject to the ownership requirement to achieve the ownership level, with annual progress as follows: Year 1, 10%; Year 2, 25%; Year 3, 45%; Year 4, 70%; and Year 5, 100%.

Ownership levels at any particular time are calculated based on the purchase price of shares owned or the actual price on the measurement date, whichever is higher. The following are considered to be valid sources of ownership for measurement purposes:

  •
  all stock personally or otherwise beneficially owned directly,

  •
  all stock equivalent units held in our nonqualified deferred compensation plan,

  •
  all stock held in a 401(k) account or other qualified retirement account, such as an IRA, and

  •
  the net value (gross sale price, less option exercise price) of shares subject to vested, but unexercised, stock options.

The Compensation Committee reviews the Stock Ownership Guidelines on an annual basis when considering any annual equity grant. The annual ownership review occurred in conjunction with the annual consideration of broad-based equity grants just prior to the 2008 Annual Meeting of Stockholders, in accordance with our policy. At that time, all but one of the NEOs (Mr. Van Epps) met or exceeded the guidelines. In addition to this regular review, the Compensation Committee is apprised of ownership level achievements through periodic reports shared during Compensation Committee meetings. As we discussed in our 2007 Compensation Discussion and Analysis, in 2007, the Committee also endorsed changes in the 2008 short-term incentive programs that give the Committee the discretion to award any portion of resulting payouts in the form of stock, instead of cash, in the event a participant fails to comply with the guidelines.

Tax and Accounting Policies

Deductibility of compensation expense under IRC Section 162(m) has not been a material consideration for our Compensation Committee to date due to the levels and types of compensation we pay. However, in the future, we expect IRC Section 162(m) deductibility may play a greater role if compensation expenses regularly begin to exceed $1,000,000 for our most highly compensated executives. As a result, a list of potential incentive plan performance objectives was included in the 2008 Omnibus Incentive Plan that was approved by our stockholders at the Annual Meeting on May 8, 2008.

We expense the cost of employee stock options in accordance with the fair value method contained in Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment." We recorded stock-based compensation expense of $2.6 million in 2008, $4.9 million in 2007, and $4.7 million in 2006. As a result, the expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program design.

Changes for Fiscal 2009 Annual Incentive Compensation Plan

In early 2009, upon the recommendation of Mr. Schnatter, our Compensation Committee determined that restaurant-level economics should be the primary focus of short-term incentive plans for 2009 to align with our response to economic conditions in general, with a specific goal of limiting the number of store closings during 2009. Specifically, the 2009 Management Incentive Plan has an expanded number of metrics, with more frequent awards as follows:

Metric	Weight	Payment Cycle
Pre-MIP Operating Income (Excluding PJFS Income)	30.0%	Annual
Comp Sales (Domestic)	20.0%	Quarterly
Transactions (Domestic)	20.0%	Quarterly
Net Development (Domestic)	20.0%	Annual
Online Sales (Domestic)	10.0%	Quarterly

Target awards for our 2009 MIP were set at 65% of the 2008 level.

In addition, upon Mr. Schnatter's request, a quality- and service-focused monthly incentive plan has been instituted for vice presidents and above, including the named executive officers, to underscore the basic fundamentals of our business. The two metrics are "pizza scores" (an internal pizza quality measure) and service measures. A $1,000 per participant per month award is targeted based on indexed achievement level with a monthly award range from $0 - $2,500 per participant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 28, 2008 and in this Proxy Statement.

COMPENSATION COMMITTEE
Alexander W. Smith, Chairman Norborne P. Cole, Jr. Olivia F. Kirtley

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for each of the last three fiscal years (if applicable).

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(5)	Total ($)
John H. Schnatter Founder Chairman and Interim Chief Executive Officer(6)	2008	—		—	16,217	525,865	—	—	—	542,082
J. David Flanery Senior Vice President, Chief Financial Officer and Treasurer	2008 2007 2006	461,962 400,000 394,231	(7)	— — —	(10,540 32,640 10,912)	170,827 171,528 110,929	133,147 202,360 156,256	— — —	4,830 3,330 2,246	760,226 809,858 674,574
William M. Van Epps Former President, USA(8)	2008 2007 2006	525,962 515,000 512,116		— 20,000 —	(7,896 28,009 7,415)	139,132 145,577 104,474	218,485 221,560 274,519	— — —	24,830 23,161 22,746	900,513 953,307 921,270
Julie L. Larner Senior Vice President and President, PJ Food Service, Inc.	2008 2007 2006	391,258 381,100 378,966		— — 30,000	(3,927 18,374 7,415)	87,490 94,545 91,629	108,767 199,336 135,763	— — —	4,830 3,826 2,281	588,418 697,181 646,054
Nigel Travis Former President and Chief Executive Officer(9)	2008 2007 2006	785,840 781,368 754,231		— — —	(105,529 105,529 —)	1,292,353 1,514,691 1,962,428	— 1,085,717 552,216	— — —	658,512 19,444 1,432	2,631,176 3,506,749 3,270,307
Lou H. Jones Former Senior Vice President and General Counsel	2008	327,308		—	2,425	69,809	—	—	232,481	632,023

(1)
Pursuant to SEC reporting requirements, no NEOs received a payment that would be classified as a "bonus" payment for the fiscal year ended December 28, 2008. For the fiscal year ended December 30, 2007, Mr. Van Epps received a payment in recognition of his achievements outside of the then existing U.S. Domestic Operations Plan, since our U.S. Domestic Operations Plan was not funded based upon the Company's performance during 2007. For the fiscal year ended December 31, 2006, Ms. Larner received a payment in recognition of unbalanced quarterly weightings in her 2005 short-term incentive plan.

(2)
The amounts in the Stock Awards column reflect the dollar amount recognized for financial statement reporting purposes for each respective fiscal year related to performance-based restricted shares granted in 2006, 2007, and 2008, the first three years of the program, and for Mr. Flanery, Mr. Van Epps, Ms. Larner and Ms. Jones, time-based restricted stock for the year ended December 28, 2008, the first year of the program, determined in accordance with SFAS 123(R), other than the exclusion of any estimates of forfeitures relating to service-based vesting. The negative numbers reported for 2008 for Messrs. Flanery, Van Epps and Travis and for Ms. Larner are the result of the reversal of expense under SFAS 123(R), because achievement of a performance-based condition became no longer probable; all of the amounts reversed were previously expensed portions of awards that were previously reported in the Summary Compensation Table in our prior years' Proxy Statements. Assumptions used in the calculation of these amounts are included in Footnote 19 to the Company's audited financial statements for the fiscal years ended December 28, 2008, December 30, 2007, and December 31, 2006, respectively, included in the Company's Annual Report on Form 10-K.

(3)
The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for each respective fiscal year relating to stock options granted in and prior to 2006, 2007, and 2008, respectively, determined in accordance with SFAS 123(R), other than the exclusion of any estimates of forfeitures relating to service-based vesting. Assumptions used in the calculation of this amount are included in

  Footnote 19 to the Company's audited financial statements for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively, included in the Company's Annual Report on Form 10-K.

(4)
The amounts in the Non-Equity Incentive Plan Compensation column for 2006, 2007 and 2008 include payments earned by the named executive officer pursuant to the 2006, 2007 and 2008 Management Incentive Plans, each based on corporate, unit and individual performance for the applicable year. The amounts in the Non-Equity Incentive Plan Compensation column for 2007 and 2008 also include payments earned by the named executive officer pursuant to the 2005 and 2006 performance unit grants, each based on performance for the applicable three-year period.

  For the year ended December 28, 2008, amount includes the 2006 performance unit grant, as determined by the Compensation Committee and paid on January 16, 2009 ($49,412 for Mr. Flanery, $67,157 for Mr. Van Epps, and $33,579 for Ms. Larner); Mr. Schnatter and Ms. Jones were not eligible for an award and Mr. Travis was paid an amount equivalent to this award under his Agreement and Release, and as reported in the All Other Compensation column. Amount for 2008 also includes the MIP and, to the extent not deferred by the executive, paid on March 13, 2009 ($83,735 for Mr. Flanery, $151,328 for Mr. Van Epps, and $75,188 for Ms. Larner; Mr. Travis and Ms. Jones were not eligible for an MIP award and Mr. Travis and Ms. Jones were paid amounts equivalent to their MIP award which are reported in the All Other Compensation column above).

  For the year ended December 31, 2007, amount includes the 2005 performance unit grant, as determined by the Compensation Committee and paid on February 1, 2008 ($138,360 for Mr. Flanery, $184,480 for Mr. Van Epps, $138,360 for Ms. Larner and $845,564 for Mr. Travis); and the MIP and, to the extent not deferred by the executive, paid on March 14, 2008 ($64,000 for Mr. Flanery, $37,080 for Mr. Van Epps, $60,976 for Ms. Larner and $240,153 for Mr. Travis).

  All amounts for 2006 were payouts pursuant to the MIP.

(5)
Amounts in the All Other Compensation column represent the amount of the Company's matching contribution to the named executive officer's account in the Company's 401(k) Plan (and to the extent required by applicable regulations, retained in the executive's nonqualified deferred compensation account).

  In addition, amounts in this column for Mr. Van Epps include payments to him of $20,000 on August 16, 2006, April 20, 2007 and March 7, 2008, as provided in his employment agreement in effect on those dates discussed below, for the purchase of additional disability insurance.

  On December 31, 2008, we entered into an Agreement and Release with Nigel Travis, who resigned as President and Chief Executive Officer, and as a member of the Board, on December 4, 2008. Under the terms of the Agreement and Release, we agreed to pay Mr. Travis his current base salary and benefits through December 31, 2008, we agreed to pay certain legal and accounting fees of Mr. Travis in connection with the negotiation of the Agreement and Release, and further agreed to provide the benefits that he would be entitled to under the Company's long-term incentive plan and management incentive plan for the performance period ending December 31, 2008, as if he remained eligible for such benefits, payable at the same time such amounts are payable to employees generally in 2009. Those amounts, included in this column, were $20,000 for legal and accounting fees, $394,347 based on the 2006 performance unit grant, and $239,335 based on the MIP. The Release also provided for the continued exercisability of certain vested stock options by Mr. Travis through February 27, 2009, pursuant to the terms of the plans under which the stock options were issued, and other customary covenants and releases. This column also includes for Mr. Travis Company paid travel expenses of $14,719 in 2007; there were no such amounts in 2006 or 2008.

  We entered into an Agreement and Release with Ms. Jones effective December 31, 2008, upon her resignation as part of our executive management team transition. Under the agreement, we paid Ms. Jones $165,000, constituting six months' salary, and $62,651, approximating her payment under the MIP had she remained employed through the date MIP payments were made (these amounts included in the "All Other Compensation" column); we agreed to pay COBRA premiums for six months; we agreed to provide $10,000 in outplacement services; we waived a provision in our relocation policy that would have required Ms. Jones' repayment of $112,890 in previously reimbursed relocation expenses; and we agreed to pay $5,072 in prepaid expenses and moving costs in connection with Ms. Jones' relocation from the Louisville, Kentucky area.

(6)
Pursuant to the terms of the Chairman Agreement, Founder Agreement and License Agreement described above in the Compensation Discussion and Analysis, we agreed to make annual grants of stock options to Mr. Schnatter with a minimum value of $600,000 ($300,000 under each of the Founder Agreement and

  Chairman Agreement), or such greater amount as may be determined by the Compensation Committee. The specific terms of each grant of stock options, including the grant date and exercise price, will be determined by the Compensation Committee. We also agreed to reimburse Mr. Schnatter for expenses incurred by him in connection with Company business pursuant to Company policy, but the reimbursement for air travel aboard private aircraft (including any aircraft owned by Mr. Schnatter) under these agreements may not exceed $300,000 per year without the written consent of the Compensation Committee.

(7)
Mr. Flanery's base salary for 2008 includes a $1,000 per week stipend as additional compensation for his responsibilities for our International operations. For 2009, his incentive compensation will be based on this additional amount.

(8)
On November 1, 2007, the Company entered into an employment agreement with Mr. Van Epps, for a period commencing November 1, 2007 and continuing until December 31, 2008, unless terminated earlier in accordance with its terms. The agreement provided for a base annual salary of $515,000 and eligibility for payments under the terms and conditions of our short-term and long-term incentive compensation programs, as well as other standard benefits offered by the Company to its employees from time to time. Following the expiration of the contract at its stated term, Mr. Van Epps became an at-will employee, with a compensation package substantially similar to the arrangement under the contract. He resigned as President, USA effective March 10, 2009.

(9)
On January 31, 2005, the Company entered into an employment agreement with Mr. Travis for a term of five years, unless terminated earlier in accordance with its provisions. The agreement provided for base annual salary of $730,000, and bonus targeted at 100% of salary, with a maximum payout of 190% of salary. The Compensation Committee increased Mr. Travis' base annual salary by 4.1%, to $760,000 effective March 6, 2006, and an additional 3.4%, to $785,840, effective March 5, 2007, as a result of the annual merit review process. The Compensation Discussion and Analysis above includes a description of Mr. Travis' long-term incentive awards provided for under the employment agreement, as amended May 9, 2007. Upon execution of the Agreement and Release described above, Mr. Travis agreed that he was no longer entitled to any other amount under the employment agreement except those payments agreed to in the Agreement and Release.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards made by the Company to each of its named executive officers during the fiscal year ended December 28, 2008.

Other Option Awards: Number of Securities Underlying Options (#)(4)
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John H. Schnatter	5/8/2008	—	—	—	—	—	—	—	85,110	26.31	600,000
J. David Flanery	12/31/2007 5/8/2008 5/8/2008 5/8/2008	10,375 — — —	207,500 — — —	415,000 — — —	— 965 — —	— 2,923 — —	— — — —	— — 2,660 —	— — — 19,743	— — — 26.31	— 76,904 69,985 139,994
William M. Van Epps	12/31/2007 5/8/2008 5/8/2008 5/8/2008	19,875 — — —	397,500 — — —	795,000 — — —	— 972 — —	— 2,944 — —	— — — —	— — 2,679 —	— — — 19,884	— — — 26.31	— 77,457 70,484 140,993
Julie L. Larner	12/31/2007 5/8/2008 5/8/2008 5/8/2008	9,875 — — —	197,500 — — —	395,000 — — —	— 620 — —	— 1,879 — —	— — — —	— — 1,710 —	— — — 12,692	— — — 26.31	— 49,436 44,990 89,996
Nigel Travis(6)	12/31/2007 5/8/2008 5/8/2008	39,292 — —	785,840 — —	1,493,096 — —	— 6,600 —	— 20,000 —	— — — —	— — — —	— — 170,000	— — 26.31	— 526,200 1,205,436
Lou H. Jones	12/31/2007 5/8/2008 5/8/2008 5/8/2008	8,250 — — —	165,000 — — —	330,000 — — —	— 592 — —	— 1,795 — —	— — — —	— — 1,634 —	— — — 12,128	— — — 26.31	— 47,226 42,991 85,997

(1)
The amounts in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns represent plan awards pursuant to our annual MIP for the period commencing December 31, 2007. Mr. Schnatter was not eligible for an MIP award in 2008. For the actual amounts paid to the NEOs pursuant to the MIP during 2008, see the Non-Equity Incentive Plan column of the Summary Compensation Table above, or, for Mr. Travis and Ms. Jones, the All Other Compensation column of the Summary Compensation Table.

(2)
The amounts in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent grants of performance-vested restricted stock issued pursuant to our 2008 Omnibus Incentive Plan ("2008 Plan"). For performance-vested restricted stock, the "Target" award is also the maximum number of shares that a participant may receive. The ultimate award size will be determined as discussed in "Compensation Discussion and Analysis" above. In the event that the Company were to pay dividends to holders of its common stock, recipients of performance-based restricted stock would have the right to deferred dividends until the restrictions lapse.

(3)
The amounts in the All Other Stock Awards column represent grants of time-vested restricted stock, issued pursuant to our 2008 Plan. In the event that the Company were to pay dividends to holders of its common stock, recipients of restricted stock would have the right to deferred dividends until the restrictions lapse. The 2008 restricted stock grants vest on May 8, 2011 (three years after the date of grant).

(4)
For all NEOs with the exception of Mr. Schnatter, the May 8, 2008 stock option grants, made under the 2008 Plan, vest on a graded schedule: 1/3 vest on May 8, 2009; 1/3 vest on May 8, 2010; 1/3 vest on May 8, 2011. Mr. Schnatter's grant reflects his 2008 service as Founder Chairman (as described above), and the options vest in full on their second anniversary, May 8, 2010.

(5)
The amounts in the Grant Date Fair Value of Stock and Option Awards column represent the full grant date fair value of each stock option award ($7.09 per employee option and $7.05 per director option) and performance-based restricted share target award and time-vested restricted stock award ($26.31 per restricted share), as computed in accordance with SFAS 123(R).

(6)
Mr. Travis' 2008 awards were determined by his January 31, 2005 (as amended May 9, 2007) employment agreement, which set forth the percentage of his base salary that represented his MIP target, the number of stock options to be awarded and the number of performance-based restricted shares awarded at "Target."

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at 2008 fiscal year-end for the Company's named executive officers.

	Option Awards				Stock Awards
Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
						Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)(5)
	Number of Securities Underlying Unexercised Options				Number of Shares or Units That Have Not Vested (#)(2)
Name	Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date(1)
John H. Schnatter	70,000 75,000 40,000 25,542 — —	— — — — 64,856 85,110	11.81 17.98 11.28 32.65 33.69 26.31	12/23/2009 3/15/2010 2/16/2011 4/19/2011 5/10/2012 5/8/2013	— — — — — —	— — — — — —	— — — — — —	— — — — — —
J. David Flanery	35,000 18,984 2,764 1,824 19,602 17,544 6,718 2,414 — — —	— — — — — — 13,435 4,826 19,743 — —	11.81 17.98 20.00 24.55 11.28 32.65 33.92 25.39 26.31 — —	12/23/2009 3/15/2010 6/3/2010 9/8/2010 2/16/2011 4/19/2011 5/9/2012 8/8/2012 5/8/2013 — —	— — — — — — — — — — 2,660	— — — — — — — — — — 46,843	— — — — — — — — — 1,871 965	— — — — — — — — — 32,948 16,994
William M. Van Epps	20,000 1,076 17,028 12,000 3,172 5,874 2,570 — — —	— — — — — 11,748 — 19,884 — —	17.98 20.00 32.65 12.73 13.94 33.92 16.70 26.31 — —	3/15/2010 6/3/2010 4/19/2011 9/24/2011 3/28/2012 5/9/2012 6/28/2012 5/8/2013 — —	— — — — — — — — — 2,679	— — — — — — — — — 47,177	— — — — — — — — 1,636 972	— — — — — — — — 28,818 17,117
Julie L. Larner	20,000 26,000 10,217 3,710 — — —	— — — 7,418 12,692 — —	11.81 17.98 32.65 33.92 26.31 — —	12/23/2009 3/15/2010 4/19/2011 5/9/2012 5/8/2013 — —	— — — — — — 1,710	— — — — — — 30,113	— — — — — 1,033 620	— — — — — 18,191 10,918
Nigel Travis(7)	100,000 230,658 170,000 56,667 — — —	— — — 113,333 170,000 — —	16.09 17.98 32.65 33.92 26.31 — —	1/31/2010 3/15/2010 4/19/2011 5/9/2012 5/8/2013 — —	— — — — — — —	— — — — — — —	— — — — — 6,600 6,600	— — — — — 116,226 116,226
Lou H. Jones(7)	3,761 —	7,520 12,128	28.74 26.31	7/16/2012 5/8/2013	— 1,634	— 28,775	953 592	16,782 10,425

(1)
The following table lists for all named executive officers other than John H. Schnatter, the vesting dates for all unexercisable stock options based on their corresponding expiration date:

Expiration Date	Vesting Date(s)
5/9/2012	5/9/2009	5/9/2010
7/16/2012	7/16/2009	7/16/2010
8/8/2012	8/8/2009	8/8/2010
5/8/2013	5/8/2009	5/8/2010	5/8/2011

  All of John H. Schnatter's unexercisable options with a 5/10/2012 expiration date vest 5/10/2009, and his options with a 5/8/2013 expiration date vest 5/8/2010.

(2)
Unvested time-based restricted shares vest on May 8, 2011.

(3)
Value determined by multiplying the number of time-based restricted shares by the closing market price of our common stock on December 26, 2008, $17.61.

(4)
Unearned and unvested performance-based restricted shares vest, if at all, as follows:

Name	Number of Shares	Vest Date
J. David Flanery	1,871 965	5/9/2010 5/8/2011
William M. Van Epps	1,636 972	5/9/2010 5/8/2011
Julie L. Larner	1,033 620	5/9/2010 5/8/2011
Nigel Travis	6,600 6,600	5/9/2010 5/8/2011
Lou H. Jones	953 592	5/9/2010 5/8/2011

  The ultimate award size will be determined as discussed in the Compensation Discussion and Analysis section. Messrs. Schnatter, Flanery and Van Epps and Ms. Larner each forfeited 6,385, 1,504, 1,022 and 1,022 unvested performance-based restricted shares in February, 2009, upon the Compensation Committee's determination that the performance goals for such shares had not been obtained.

(5)
As discussed in the Compensation Discussion and Analysis section, the performance-based restricted shares have a three-year performance period, with vesting determined upon the Company's compounded annual growth rate (CAGR) performance. At December 28, 2008, our CAGR was below threshold for all performance-based restricted shares, thus the threshold payout (33%) was used in the calculation above. We granted performance-based restricted shares in 2006 with a vesting date of April 19, 2009; such shares were forfeited in February 2009 upon the Compensation Committee's determination that the performance goals for such awards had not been met, and accordingly such awards are not included in the table above.

(6)
Value determined by multiplying the threshold number of performance-based restricted shares by the closing market price of our common stock on December 26, 2008, $17.61.

(7)
All stock options held by Mr. Travis and Ms. Jones were either exercised or expired by their terms prior to the Record Date. All performance-based restricted shares and time-based restricted shares held by Mr. Travis and Ms. Jones were forfeited as of December 31, 2008.

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised by our named executive officers during the 2008 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
John H. Schnatter	—	—	—	—
J. David Flanery(2)	10,000	105,625	—	—
William M. Van Epps	—	—	—	—
Julie L. Larner(2)	15,000	52,188	—	—
Nigel Travis(2)	132,262	1,563,841	—	—
Lou H. Jones	—	—	—	—

(1)
Value realized calculated based on the difference between the market price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.

(2)
All options exercised by Mr. Flanery, Ms. Larner and Mr. Travis were pursuant to a 10b5-1 trading plan. No other named executive officers exercised options utilizing a trading plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
John H. Schnatter	—	—	(58,413)	14,639	134,331
J. David Flanery	251,915	—	(422,782)	—	1,493,070
William M. Van Epps	41,431	—	(13,428)	—	61,345
Julie L. Larner	156,503	—	(297,230)	—	639,093
Nigel Travis	117,876	—	(303,419)	—	685,855
Lou H. Jones	19,638	—	(9,267)	—	22,154

(1)
The amounts in the Executive Contributions in Last Fiscal Year column represent amounts disclosed in the Summary Compensation Table above, as follows: (i) for Mr. Flanery, $230,981 of salary, and $20,934 of 2008 annual incentive compensation paid in 2009; (ii) for Mr. Van Epps, $26,298 of salary, and $15,133 of 2008 annual incentive compensation paid in 2009; (iii) for Ms. Larner, $156,503 of salary; (iv) for Mr. Travis, $117,876 of salary; (v) and for Ms. Jones, $19,638 of salary.

(2)
The amounts in the Aggregate Balance at Last Fiscal Year End column, other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements or in note (1) above.

Eligibility for participation in the nonqualified deferred compensation plan is limited to a select group of management or highly compensated employees (within the meaning of ERISA) who are specifically designated as eligible to participate by our Chief Executive Officer or another officer authorized to make those determinations, including our named officers.

Participants can defer up to 100% of their base salary and up to 100% of their short-term incentive award payments into the nonqualified deferred compensation plan each calendar year (the "plan" year). For benchmarking purposes, the plan provides that participant accounts are deemed to be invested in one or more publicly traded mutual funds or our common stock. Participants may direct the investment of their accounts among the options made available under the plan, and can change their investment options (except notional company stock) on any business day. Deferral elections may be changed once per calendar year, generally in December, and such changes are effective for compensation earned in the following year. We pay certain administrative costs of the plan, but we did not otherwise contribute to participant nonqualified deferred compensation accounts in 2008.

Beginning with the 2008 plan year, participants may elect, prior to the beginning of the plan year, to transfer an amount of that year's deferrals equal to the maximum allowable 402(g) deferral for the year into their 401(k) account. This transfer is made via the 401(k) wrap transfer feature, and takes place early in the following year. In addition, we match the amounts transferred (plus any deferrals up to the 402(g) limit that could not be transferred due to IRS limitations that apply to the 401(k) Plan) by the same discretionary match percentage announced for the 401(k) Plan for the plan year.

Change in Control and Termination Payments

We have no pre-determined executive severance or change in control programs applicable to our named executive officers beyond those provided generally to our salaried employees or as provided with respect to vesting in our equity plans, as generally described below and in employment agreements with Mr. Van Epps which expired on December 31, 2008, and with Mr. Travis as described above.

Equity Plan Provisions

Under the terms of our 2008 Plan, upon a change in control in a corporate transaction in which awards are not assumed: (i) all grantees of shares of restricted stock and options will be credited with an additional 12 months of service from the grant date for purposes of vesting; and (ii) notice will be given to grantees of vested options that such options will remain exercisable for a period of fifteen days and thereafter terminated, or the Board may elect, in its sole discretion, to cancel any outstanding awards of options and/or restricted stock and pay to the holder of vested options and/or restricted stock an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of restricted stock, equal to the price per share paid to holders of shares of stock and, in the case of options, equal to the product of the number of shares of stock subject to the option multiplied by the amount, if any, by which the price per share paid to holders of shares of stock pursuant to the transaction exceeds the option price. In the event of a transaction in which awards are assumed, options and restricted stock shall continue in the manner and under the terms provided in the event of any transaction to the extent that provision is made in writing in connection with the transaction for the assumption or continuation of the options and restricted stock granted, or for the substitution for options and restricted stock for new common stock options and restricted stock relating to the stock of a successor entity, with appropriate adjustments as to the number of shares and option exercise prices.

Under the terms of our 1999 Team Member Stock Ownership Plan ("1999 Plan"), upon a change in control, (i) any then-outstanding stock options held by participants will become fully vested and immediately exercisable; and (ii) any restrictions and other conditions pertaining to restricted stock, including but not limited to vesting requirements, will lapse and those shares will be immediately transferable and no longer subject to forfeiture.

In addition, if a named executive officer is terminated for cause (as defined below), then all outstanding options under our equity plans, whether or not exercisable, will terminate immediately. If the named executive officer is terminated for any reason other than for cause, death, disability or retirement, to the extent then outstanding options are exercisable and subject to the provisions of the relevant option agreement, the options may be exercised by the officer or his personal representative within 60 days after the date of termination in the case of the 1999 Plan, or 90 days after the date of termination in the case of the 2008 Plan. In the event of retirement, a named executive officer may exercise exercisable options under the 1999 Plan within one year after the date of retirement. In the event of a named executive officer's death or disability while employed by the Company, all then outstanding options become fully vested and immediately exercisable, and may be exercised at any time within one year after the date of death or determination of disability.

Under the 1999 and 2008 Plans, if a named executive officer's employment is terminated for any reason other than death or disability prior to the expiration of the restriction period applicable to shares of restricted stock, the shares will be immediately forfeited and returned to us. In the event of death or disability prior to the expiration of the restriction period, any restrictions or other conditions including vesting requirements, will immediately lapse.

The following table is intended to reflect projected potential payouts under our equity plans and employment agreements, other than those available generally on a nondiscriminatory basis to all salaried employees. The table provides for a range of potential separation events for each of the named executive officers, calculated as if the separation event occurred on December 28, 2008. The actual amounts to be paid can only be determined at the time of the actual event. See the Summary Compensation Table for actual separation payments for Mr. Travis and Ms. Jones.

Name	Change in Control(1) ($)	Involuntary (Not for Cause) Termination ($)(2)		Retirement ($)	Death/Disability ($)
John H. Schnatter
Salary	—	—		—	—
Stock Options(3)	658,965	658,965		658,965	658,965
Restricted Stock(4)	—	—		—	—
Performance Units(5)	—	—		—	—

Totals:	658,965	658,965		658,965	658,965
J. David Flanery
Salary	—	—		—	—
Stock Options(3)	326,964	326,964		326,964	326,964
Restricted Stock(4)	99,831	—		—	198,148
Performance Units(5)	—	—		—	—

Totals:	426,795	326,964		326,964	525,112
William M. Van Epps
Salary	—	—	(6)	—	—
Stock Options(3)	72,613	72,613		72,613	72,613
Restricted Stock(4)	87,293	—		—	186,314
Performance Units(5)	—	—		—	—

Totals:	159,906	72,613		72,613	258,927
Julie L. Larner
Salary	—	—		—	—
Stock Options(3)	115,950	115,950		115,950	115,950
Restricted Stock(4)	55,137	—		—	118,339
Performance Units(5)	—	—		—	—

Totals:	171,087	115,950		115,950	234,289

(1)
Generally, pursuant to the plans and agreements, a change of control is deemed to occur if any person acquires 50% or more of the Company's voting stock; approval by our stockholders of a merger or consolidation of the Company which would result in the stock of the Company outstanding immediately prior to the merger not continuing to represent at least 50% of the voting stock outstanding immediately after the merger or consolidation; or a complete liquidation or sale of all or substantially all of the assets of the Company; and, for the 1999 Plan, if three or more members of the Board cease to be Directors (unless any replacement director is elected by a vote of either at least 75% of the remaining directors, or of at least 75% of the shares entitled to vote on such replacement).

(2)
Termination for cause is generally defined under the equity plans as failure to render services to the Company amounting to gross neglect or insubordination, fraud or embezzlement, conviction of a felony or failing to contest a felony prosecution, or material breach of employment or non-competition agreement.

(3)
Assumed stock option value based on $17.61 per share, the closing price of our common stock at fiscal year end, less the exercise price per share.

(4)
No values were included for the 2006 performance-based restricted stock grant because the following shares were forfeited in February 2009, for failure to satisfy the performance conditions of such awards: Mr. Schnatter, 6,385 shares; Mr. Flanery, 1,504 shares; Mr. Van Epps, 1,022 shares; and Ms. Larner, 1,022 shares.

 Assumed 2007 performance-based restricted stock grant awarded at target in cases of change-in-control and death/disability. Assumed values were calculated at $17.61 per share with the following grants: Mr. Flanery, 5,669 shares; Mr. Van Epps, 4,957 shares; and Ms. Larner, 3,131 shares.

   Assumed 2008 performance-based and time-vested restricted stock grant remain unvested in case of change-in-control and awarded at target in case of death/disability. Assumed values were calculated at $17.61 per share with the following grants:

Name	Performance- Vested	Time- Vested
J. David Flanery	2,923	2,660
William M. Van Epps	2,944	2,679
Julie L. Larner	1,879	1,710
(5)
The 2006 performance unit grant with a performance period ending December 31, 2008 was paid in January 2009 and is reflected in the Summary Compensation Table, and is therefore not included in the table above.

(6)
Under his employment agreement which expired by its terms on December 31, 2008, in the event of employment termination without cause, Mr. Van Epps was entitled to receive an amount equal to the greater of the base salary under the terms of the agreement or $515,000. Mr. Van Epps resigned as President, USA effective March 10, 2009.

Director Compensation

We pay four primary components of compensation to our non-management directors: an annual cash retainer, meeting fees, committee chair fees, and stock options. In addition, Board members may from time to time receive fees for service on ad hoc committees. Within five years of their election to the Board of Directors, all non-management directors are required to hold five times the standard annual cash retainer of $35,000, or $175,000, in our common stock. Mr. Cole, Mr. Guarascio, Ms. Kirtley, Mr. Oney, Mr. Schnatter, Mr. Smith and Mr. Street have attained the required ownership level. Mr. Thompson has until 2013 to attain the required level.

In 2008, Mercer Human Resource Consulting reviewed market competitiveness for all of the components of our director compensation program. Based on their recommendations, we established 2008 director compensation levels. In analyzing director compensation, the Compensation Committee looked at a peer group that was substantially similar to the one used for management as well as an alternative peer group of similarly sized companies in other industries to provide a broader basis for comparison which more properly reflected the marketplace for directors.

Members of Company management who also serve as members of the Board of Directors are not eligible for compensation for their service in their capacity of director. The following table sets forth the types and amounts of compensation paid to our non-management directors:

Annual Retainer:	Standard	$35,000
	Audit Committee Chair—additional	$15,000
	Other Committee Chair—additional	$10,000
	Lead Director—additional	$20,000
Meeting Fees:	Board meeting	$ 2,000
	Telephonic attendance at in-person Board meeting	$ 1,000
	Committee meeting	$ 1,500
	Telephonic attendance at in-person Committee meeting	$ 750

Annual Stock Option Grant(1)	Standard	14,326 shares
	Lead Director	21,419 shares
	Founder Chairman	85,110 shares

(1)
Stock options granted to directors in 2008 have a five-year term with cliff vesting on the second anniversary of the grant date. The annual stock option grant award level is determined annually by the Board of Directors.

Non-management directors also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with their Board or committee service.

The following table sets forth the compensation paid to directors during 2008:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
F. William Barnett	81,000	98,009	—	179,009
Norborne P. Cole Jr.	109,000	138,943	—	247,943
Philip Guarascio	57,250	98,009	—	155,259
John O. Hatab (2)	30,000	87,508		117,508
Olivia F. Kirtley	97,500	98,009	—	195,509
Wade S. Oney	55,000	98,009	—	153,009
Alexander W. Smith	75,500	71,558	—	147,058
William M. Street	78,000	98,009	—	176,009
J. Jude Thompson	53,596	39,413	—	93,009

(1)
The full grant date fair value of the 2008 option awards to non-employee directors was $101,000 per director, or, in the case of Norborne P. Cole Jr., the lead director, $151,000, or $7.05 per option (Black-Scholes value). The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 28, 2008, in accordance with SFAS 123(R) of awards pursuant to the 2008 Omnibus Incentive Plan and the 2003 Stock Option Plan for Non-Employee Directors and thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of this amount are included in Footnote 19 to the Company's audited financial statements for the fiscal year ended December 28, 2008 included in the Company's Annual Report on Form 10-K. The following chart sets forth unvested option awards granted under the 2008 Omnibus Incentive Plan and the 2003 Stock Option Plan for Non-Employee Directors ("Director Plan") held by each director in the table above as of December 28, 2008.

Name	Number of Unvested Options
F. William Barnett	25,243
Norborne P. Cole, Jr.	37,741
Philip Guarascio	25,243
Olivia F. Kirtley	25,243
Wade S. Oney	25,243
Alexander W. Smith	24,333
William M. Street	25,243
J. Jude Thompson	17,055
(2)
Mr. Hatab passed away on June 30, 2008.

In addition, a nonqualified deferred compensation plan is available to all of our directors. Directors can elect to defer their annual retainers and meeting fees (up to 100%) into a deferred compensation plan that offers deemed investments in certain publicly-available mutual funds or our common stock, as is the case for our executives and other eligible employees. We do not contribute to director accounts in the deferred compensation plan, but do pay certain administrative costs of the plan.

The Compensation Discussion and Analysis above contains a discussion of Mr. John Schnatter's appointment as Interim Chief Executive Officer in 2008. As a result, Mr. Schnatter's compensation as a director for 2008, which is comprised solely of stock options, is described in the Compensation Discussion and Analysis section above and the accompanying tables.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company's policies involving the compensation of its executive officers. No employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Approval of Related Person Transactions

Generally

Under our Related Party Transaction Policies and Procedures, the Corporate Governance and Nominating Committee will review the material facts of all transactions with related persons that require the Corporate Governance and Nominating Committee's approval and either approve or disapprove of the entry into the transaction. Prior to August, 2008, such transactions were reviewed by our Audit Committee under this policy. Advance Corporate Governance and Nominating Committee approval is generally required for such transactions; however, if advance Corporate Governance and Nominating Committee approval is not feasible, then the transaction will be considered and, if the Corporate Governance and Nominating Committee determines it to be appropriate, ratified at its next regularly scheduled meeting or, if not ratified, the appropriate action taken as determined by the Corporate Governance and Nominating Committee. In determining whether to approve or ratify such a transaction, the Corporate Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. The policy sets forth certain categories of transactions that have standing approval, which include transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. In addition, the Board of Directors has delegated to the Chair of the Corporate Governance and Nominating Committee the authority to pre-approve or ratify (as applicable) a transaction with a related party in which the aggregate amount involved is expected to be less than $1 million computed in accordance with Item 404 of Regulation S-K.

Many transactions that constitute related person transactions are ongoing and some arrangements predate any relationship with the director or officer or predate the director's or officer's relationship with the Company. When a transaction is ongoing, any amendments or changes are reviewed for reasonableness and fairness to the Company.

Procedures for Identifying Possible Related Person Transactions

On an annual basis, each director, nominee for director and executive officer completes a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The Company then compiles a list of all such persons and entities, including all subsidiaries of the entities identified. Once the list of persons and entities has been compiled, it is distributed within the Company to identify any potential transactions.

All ongoing transactions, along with payment and receipt information, are compiled for each person and entity. Any related person transaction identified through this process is presented to the Corporate Governance and Nominating Committee in order to obtain approval or ratification of the transactions and for review in connection with its recommendations to the Board on the independence determinations of a director or director nominee.

The Corporate Governance and Nominating Committee and the Board also have approved a written policy regarding transactions that may occur between the Company and an entity in which Mr. John Schnatter has an investment. The purpose of that policy is to ensure that any goods or services which that entity may obtain or purchase from the Company will be at fair market value, or for services for which a fair price is not readily determinable, to ensure that each proposed service or transaction will be approved on a case by case basis for its entire fairness. The Company periodically reports to the Corporate Governance and Nominating Committee regarding compliance with this policy.

Special Procedures for Franchisee Relationships

The Corporate Governance and Nominating Committee and the Board have adopted special policies and procedures for consideration of restaurant development, acquisition and disposition transactions involving franchisees in which directors or executive officers of the Company, or their immediate families, have significant ownership, generally defined as ten percent or more. Under the policy, the Corporate Governance and Nominating Committee ultimately must consider and determine whether to approve or disapprove any subject transaction involving a related party. Proposed acquisitions and dispositions of restaurants involving the Company and related parties must be evaluated in light of an appraisal by a reputable, disinterested third party. With respect to proposed new development by related parties, if the Company declines to exercise its right of first refusal, the policy requires that the opportunity be made available to qualified franchisees without related-party ownership. Similarly, with respect to a proposed acquisition of a restaurant by a related party from another franchisee, if the Company declines to exercise its right of first refusal, the Company must consider making recommendations concerning possible alternative, nonrelated-party franchisee parties. Finally, the policy requires that any proposed disposition of a restaurant by a related party to another franchisee must be disclosed to the Corporate Governance and Nominating Committee, and must be approved by the Corporate Governance and Nominating Committee if the proposed transaction includes any consideration by or from the Company outside the ordinary course of business with other franchisees. The Corporate Governance and Nominating Committee has also used the procedures set forth in this policy to review the Company's transactions with Hampton Airways, Inc., discussed under "Transactions with Related Persons" below.

Transactions with Related Persons

This section describes certain transactions during the fiscal year ended December 28, 2008, and transactions presently contemplated that involve directors and executive officers of the Company and their affiliates.

Franchise and Development Arrangements

Executive officers and directors of the Company hold equity interests in entities that are franchisees of the Company, as described in the table below. Some of those individuals acquired their interests before the Company's 1993 initial public offering, and some of the entities in which they hold interests acquired development rights at reduced development fees and also pay a reduced franchise fee when each restaurant is opened. We have since entered into additional franchise and development agreements with non-employee directors and executive officers of the Company and entities in which they have equity interests, and may continue to do so in the future. Under the Company's policy governing transactions with related-person franchisees, which is described above, any such franchise arrangements we enter into in the future will be on terms no more favorable to directors and officers than with independent third parties.

The following table describes franchise and development arrangements during 2008 between the Company and entities in which the Company's executive officers and directors, as well as their immediate family members, had an equity interest as of the end of the fiscal year, except as otherwise noted, and the amount of royalties and franchise and development fees earned by or paid to the Company from those entities during 2008. Those franchisees also purchase various food and other products from the Company's commissary system and may purchase from or through the Company certain goods and services, including insurance and certain accounting and related services, needed to operate a Papa John's restaurant. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

Name and Percentage Owned	Franchise Entity—Amounts Earned

Annette Schnatter (100%)	Joe K Corporation—Operates one restaurant in Louisville, Kentucky. Royalties earned by the Company in 2008 from this franchisee were $47,311. Annette Schnatter is John H. Schnatter's wife.
Charles W. Schnatter (30.7%) Timothy C. O'Hern (36.7%)
Capital Pizza, Inc.—Operates 18 restaurants in Illinois and Indiana. Royalties earned by the Company in 2008 from this franchisee were $509,175. Mr. Charles Schnatter is an executive officer of the Company. Mr. O'Hern resigned as an executive officer of the Company in August, 2007, and is presently acting as a consultant to the Company.

Name and Percentage Owned	Franchise Entity—Amounts Earned

Wade S. and Elizabeth Oney (95.0%)	Bam-Bam Pizza, Inc.—Operates 24 restaurants in Florida. Franchise and development fees earned by the Company in 2008 from this franchisee were $50,000, and royalties were $887,509. Elizabeth Oney is Mr. Oney's wife.
Wade S. Oney (95.0%)	L-N-W Pizza, Inc.—Operates 12 restaurants in Florida. Royalties earned by the Company in 2008 from this franchisee were $528,540.
Wade S. Oney (50.0%) Richard Brown (50.0%)	Brown's Pizza, Inc.—Operates two restaurants in Florida. Royalties earned by the Company in 2008 from this franchisee were $91,337. Richard Brown is Mr. Oney's father-in-law.
Wade S. Oney (90.0%)	Eagle Eye Pizza, Inc.—Operates three restaurants in Oregon. Royalties earned by the Company in 2008 from this franchisee were $86,268.
Wade S. Oney (46.2%) Randy Oney (1.0%) Pat Brown (0.45%)
Oney Bayside, LLC—Operates nine restaurants in Florida. Royalties earned by the Company in 2008 from this franchisee were $349,899. Randy Oney is Wade Oney's brother, and Pat Brown is Wade Oney's mother-in-law.

Other Transactions

During 2008, the Company paid $355,000 to Hampton Airways, Inc. ("Hampton"), for charter aircraft services. Hampton's sole shareholder is John H. Schnatter, our Interim Chief Executive Officer and Founder Chairman. The Company periodically reviews pricing data from other, independent air charter services and, on that basis, believes that the rates charged by Hampton to the Company were at the market rates that could have been obtained from the independent third parties for similar aircraft.

In August, 2008, Capital Pizza, Inc., opened one new restaurant, and in March and October, 2008, Bam-Bam Pizza, Inc., opened two new restaurants. We entered into standard franchise agreements for these stores, and the Company provided no non-standard incentives or special consideration in connection with the transactions.

In 1999, the Papa John's Franchise Advisory Council, an advisory group comprised of certain Papa John's franchisees that meets periodically to discuss issues of importance to the Company and its franchisees, initiated a program that allows the cost of cheese to Papa John's restaurants to be established on a quarterly basis. Certain franchisees of the Company formed a corporation, BIBP Commodities, Inc. (BIBP), that purchases cheese at the prevailing market price and sells it to the Company's distribution subsidiary, PJ Food Service, Inc. (PJFS), at a fixed quarterly price based in part upon historical average market prices. PJFS in turn sells cheese to Papa John's domestic restaurants at a set quarterly price (modified in 2009 to set more frequently). Our subsidiary, Capital Delivery, Ltd., has made available a $40 million line of credit to BIBP to fund cash deficits as they may arise; as of December 28, 2008, there was an outstanding balance of $35.7 million under the line. The shareholders of BIBP include Wade S. Oney (9.09%). BIBP has paid its shareholders a total annual dividend equal to eight percent of each shareholder's initial investment; payment of dividends is at the discretion of BIBP's board of directors and depends upon the financial condition of BIBP and general business conditions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board represents and assists the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries, including the appointment, compensation, retention and oversight of the work of the independent auditor, and oversees the performance of the internal auditing function. The Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company's independent auditors. Each member of the Committee is independent as determined by the Company's Board of Directors, based upon applicable laws and regulations and NASDAQ listing standards.

In fulfilling its oversight responsibilities with respect to the Company's financial statements, the Committee reviews and discusses with both management and the Company's independent auditors all annual and quarterly financial statements (including any required management certifications), and the Company's quarterly earnings announcements, prior to issuance. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States and for providing their judgments as to the quality, not just the acceptability, of the Company's accounting principles.

During 2008, Company management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure matters with the Audit Committee. The Audit Committee discussed with Ernst & Young LLP, the independent auditors, the matters required to be discussed with the Committee by Statement on Auditing Standards (SAS) No. 61, as amended. The Audit Committee also discussed with the independent auditors matters relating to their independence from management and the Company, including the written disclosures from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Committee concerning independence. The Audit Committee pre-approved all audit and non-audit fees paid to the independent auditors. As a result, the Audit Committee concluded that Ernst & Young LLP is independent from management and the Company.

The Audit Committee discussed with the Company's independent auditors and the Company's internal audit management the overall scope and plans for their audits. The Audit Committee meets with both the independent auditors and the Company's internal audit management to discuss the results of their examinations and their evaluations of the Company's internal controls. The Audit Committee also meets in separate executive sessions periodically with the Company's independent auditors, Director of Internal Audit, Chief Financial Officer and General Counsel, as well as in private sessions.

In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company's audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 28, 2008.

AUDIT COMMITTEE
Olivia F. Kirtley, Chairman F. William Barnett J. Jude Thompson

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

 ITEM 2, RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 27, 2009. Ernst & Young LLP has audited the Company's financial statements since 1991. Fees paid to Ernst & Young LLP by the Company for each of the last two fiscal years, in each of the following categories, were as follows:

	Fiscal Year Ended December 28, 2008	Fiscal Year Ended December 30, 2007
Audit Fees	$842,050	$840,419
Audit-Related Fees	110,138	38,213
Tax Fees	104,861	125,915
All Other Fees	—	—

Total	$1,057,049	$1,004,547

Fees for audit services included fees associated with the annual audit of the Company and certain subsidiaries and the reviews of the Company's quarterly reports on Form 10-Q, and letters issued concerning debt compliance. Audit-related services were primarily related to consultation services. Tax fees included tax compliance and consultation services.

All audit-related, tax and other services for 2008 and 2007 were pre-approved by the Audit Committee, which concluded that the provision of those services by Ernst & Young LLP was compatible with the maintenance of the auditors' independence in the conduct of the auditing functions. The Audit Committee has adopted a policy that requires pre-approval of all services by the independent auditors. The policy also authorizes the Chairman of the Audit Committee to pre-approve non-audit services at or below a certain dollar threshold, provided that the Chairman promptly notifies the other members of the Audit Committee of the approved engagement. Individual engagements anticipated to exceed the dollar threshold must be separately approved.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by stockholders.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders' opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP's selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Papa John's and its stockholders.

The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Ernst & Young LLP as the Company's independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

 OTHER BUSINESS

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting, the written proposal must be received by the Company no later than November 27, 2009. Such proposals also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be introduced at next year's Annual Meeting, written notice must be received by the Company not less than 60 nor more than 90 days prior to the scheduled date of the meeting. All stockholder proposals also must comply with certain requirements set forth in the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Secretary of the Company at the Company's principal offices at P.O. Box 99900, Louisville, Kentucky 40269-0900.

ANNUAL REPORT

The Company's Annual Report to Stockholders for the fiscal year ended December 28, 2008 accompanies this Proxy Statement.

By Order of the Board of Directors
CLARA M. PASSAFIUME Corporate Counsel and Secretary
Louisville, Kentucky March 26, 2009

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date PAPA JOHN’S INTERNATIONAL, INC. PAPAJ1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by PAPA JOHN’S INTERNATIONAL, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PAPA JOHN’S INTERNATIONAL, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PAPA JOHN’S INTERNATIONAL, INC. 2002 PAPA JOHN’S BOULEVARD LOUISVILLE, KY 40299 For Against Abstain 1a. Philip Guarascio 1b. Olivia F. Kirtley 1c. J. Jude Thompson For address changes and/or comments, please check this box and write them on the back where indicated. 2. Ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the 2009 fiscal year. Vote On Proposals Vote On Directors 1. Election of the following class of director nominees for three-year terms expiring in 2012: Nominees: Proxy card must be signed and dated below. Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES NAMED IN ITEM 1 AND “FOR” THE PROPOSAL SET FORTH IN ITEM 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. Yes No HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. For Against Abstain

Address Changes/Comments:  (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) The undersigned, a stockholder of PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby constitutes and appoints CHRISTOPHER J. STERNBERG and CLARA M. PASSAFIUME, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the Common Stock of the Company as instructed herein that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company’s corporate offices at 2002 Papa John’s Boulevard, Louisville, Kentucky, on Thursday, April 30, 2009, at 11:00 A.M. local time and at any adjournment or postponement thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. The undersigned hereby revokes all proxies heretofore given. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated March 26, 2009, and a copy of the Company’s Annual Report for the fiscal year ended December 28, 2008. Attention participants in 401(k) plan: If you hold shares of Papa John’s International, Inc. Common Stock through the Papa John's International, Inc. 401(k) Plan, you should complete, sign and return this proxy card to instruct Principal Trust Company, the plan trustee, how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Time, on April 27, 2009 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. If this proxy card is returned without specific voting instructions or not received timely and properly executed, the shares of Papa John’s International, Inc. held in the Papa John’s International, Inc. 401(k) Plan will not be voted. PAPA JOHN’S INTERNATIONAL, INC. P.O. Box 99900, Louisville, Kentucky 40269-0900 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.papajohns.com/investor. VOTING INSTRUCTIONS ON REVERSE SIDE. (CONTINUED, AND TO BE SIGNED ON OTHER SIDE) . Please fold and detach card at perforation before mailing. . YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so these shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card. Proxy card must be signed and dated on the reverse side. PAPAJ2